                                  EXHIBIT 99.1

                       ENVIRONMENTAL TECTONICS CORPORATION
                   ANNOUNCES THIRD QUARTER FISCAL 2005 RESULTS


Southampton, PA: January 11, 2005 - ENVIRONMENTAL TECTONICS CORPORATION ("THE COMPANY") (AMEX: ETC) today announced financial results for the third quarter of fiscal 2005.

         For the third quarter of fiscal 2005, which ended on November 26, 2004, the Company had a net loss of $3,249,000, or ($0.43) per share (diluted), versus a net loss of $704,000 or ($0.10) per share (diluted) for the third quarter of fiscal 2004. Sales for the third quarter of fiscal 2005 were $7,751,000, as compared to $7,115,000 for the third quarter of fiscal 2004, an increase of $636,000 or 8.9%, reflecting sales increases in the environmental, hyperbaric and entertainment lines. Environmental benefited from higher international sales primarily in Italy. Hyperbaric, which evidenced the most significant increase (domestic hyperbaric sales were up $940,000) benefited from the production on two large multi-man hyperbaric chambers. Entertainment benefited from work on Wild Earth(TM) units being produced for the Philadelphia Zoo.

         Geographically, domestic sales for the third quarter of fiscal 2005 were $3,318,000, up $543,000 or 19.6% from the third quarter of fiscal 2004, reflecting increases in hyperbaric, service and entertainment sales. Hyperbaric and entertainment sales benefited from the aforementioned activity while service benefited from work on domestic sterilizers. Domestic sales represented 42.8% of the Company's total sales for the third quarter of fiscal 2005, up from 39.0% for the third quarter of fiscal 2004. U.S. Government sales for the third quarter of fiscal 2005 were $1,157,000 as compared to a negligible amount in the third quarter of fiscal 2004. International sales for the third quarter of fiscal 2005, including those made by the Company's foreign subsidiaries, were $3,276,000, a decrease of $1,106,000 or 25.2% from international sales for the third quarter of fiscal 2004, and represented 42.3% of total sales for the third quarter of fiscal 2005 as compared to 61.6% for the third quarter of fiscal 2004.

         Gross profit for the third quarter of fiscal 2005 was $1,637,000, as compared to $1,774,000 for the third quarter of fiscal 2004, a decrease of $137,000 or 7.7%. This decrease resulted from a 3.8 percentage point decrease in the gross profit rate as a percent of sales partially offset by an increase in sales volume. The quarter-to-quarter reduction reflected reduced manufacturing performance in all groups except hyperbaric (on favorable costing for the aforementioned large chamber contracts) and ATS which benefited from a large multi-product contract sold through the U.S. government. Acting as partial offsets were a reduction in sterilizers which benefited in the prior period from a large multi-unit contract and continued cost overruns in the environmental group.

         Selling and Administrative Expenses for the third quarter of fiscal 2005 were up $1,894,000 from the third quarter of fiscal 2004 primarily reflecting significantly higher costs associated with litigation and the Company's ongoing contract claims activities.

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
                                            SELECTED FINANCIAL DATA
                                                  (UNAUDITED)
                                         (THOUSANDS, EXCEPT SHARE AND
                                            PER SHARE INFORMATION)

                                                 THIRTEEN WEEKS ENDED              THIRTY-NINE WEEKS ENDED
                                             NOV. 26, 2004     NOV. 28, 2003    NOV. 26, 2004    NOV. 28, 2003
                                             -------------     -------------    -------------    -------------
Sales                                          $    7,751       $    7,115       $   20,449       $   17,997
Gross profit                                   $    1,637       $    1,774       $    3,652       $    5,847

Operating loss                                 $   (2,757)      $     (700)      $   (6,794)      $     (575)
Pre-tax loss                                   $   (3,254)      $     (987)      $   (8,147)      $   (1,716)
Minority interest                              $       (1)      $       (3)      $       --       $       (9)
Net loss                                       $   (3,249)      $     (704)      $   (6,694)      $   (1,256)

LOSS PER SHARE
Net loss applicable to common shareholders     $   (3,249)      $     (704)      $   (6,694)      $   (1,256)
Basic                                          $    (0.43)      $    (0.10)      $    (0.88)      $    (0.18)
Average shares                                  7,641,000        7,168,000        7,604,000        7,168,000
Diluted                                        $    (0.43)      $    (0.10)      $    (0.88)      $    (0.18)
Average shares                                  7,641,000        7,168,000        7,604,000        7,168,000

         William F. Mitchell, ETC's President and Chairman, stated, "The world market for our main product line of Aircrew Training Systems continued to be tight during the third quarter, although there were some definite positive signs that some major contracts, especially internationally, may be awarded by year end. An indication of this is the recent booking of approximately $1 million for monoplace chambers for Japan. Additionally, we have preliminary information that an additional approximate $5 million of new orders will soon be awarded to ETC. Another very large international contract for multiple aeromedical equipment is expected to be let for final bid in the near future. Although these contracts will not have a significant impact on sales for the fourth quarter, they will obviously strengthen our opening order backlog for the new year.

         "Our entertainment subsidiary (EnTCo) was recently honored with two significant awards at the International Association of Amusement Parks and Attractions (IAAPA), the premiere trade show for the amusement industry. Our Wild Earth(TM) ride was deemed "Best New Product" and our booth also captured the "Best Exhibit" award for booths in our size category. Our entertainment group has booked almost $1.9 million in new orders this year including two rides for Jeepers! Family Entertainment Centers in New Jersey and New York. We recently agreed to collaborate with the National Oceanic and Atmospheric Administration's National Marine Sanctuary Program (NMSP) to combine the NMSP's subject-matter expertise and mission with EnTCo's education simulation technology.

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

         "Our environmental business continued strong in the quarter, although profits continue to elude this group. Entering the highly competitive Chinese automotive market has proven to be much more costly and logistically difficult than originally planned.

         "An extremely exciting new market area was opened up in October with the success of SpaceShipOne's successful two sub orbital flights in less than two weeks. ETC is perfectly positioned to capitalize on providing both hardware and training for citizen space travelers. Our vast product line of G-force, spatial disorientation and flight training products are all capable of providing professional support for the gamut of space experience and provide all levels of solutions for those who want to experience the ultimate space adventure. The reader is encouraged to visit our web site ETCSPACE.com.

         "On November 16, 2004, ETC's sterilizer group was awarded patent approval for our revolutionary "One-Step" sterilization process. This process combines sterilization and drying of pharmaceutical products into one application, thereby reducing the entire sterilization cycle per lot by 5 to 7 hours, reducing labor cost, time and product damage, and eliminating the cost of drying ovens. This new process will greatly benefit companies that process bagged stoppers, caps and line seals.

         "In September, 2004, Our Polish subsidiary ETC-PZL concluded negotiations with L-3 Communications to assemble, test and deliver several L-3 designed simulators as well as furnish ETC-PZL's own commercial cockpit simulators to the Polish Air Force.

         "Although it has continued to be a difficult year for new contracts, I can assure you that we are doing everything possible to expand our book of business."

         ETC designs, develops, installs and maintains aircrew training systems, public entertainment systems, process simulation systems (sterilization and environmental), clinical hyperbaric systems, environmental testing and simulation systems, and related products for domestic and international customers.

         This press release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about the Company that may cause our actual results, levels of activity, performance or achievements to be materially different from any other future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should', "could", "would", "expect", "plan", "anticipate", "believe", "estimate", "continue", or the negative of such terms or similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, contract cancellations, failure to obtain new contracts, political unrest in customer countries, unfavorable results in litigation, general economic conditions, and those issues identified from time to time in our Securities and Exchange Commission filings and other public documents, including, without limitation, our Annual Report on Form 10-K for the fiscal year ended February 27, 2004.

Contact: Duane D. Deaner, CFO   TEL: 215-355-9100(ext. 1203)   FAX: 215-357-4000
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                 ETC - INTERNET HOME PAGE: http://www.etcusa.com
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